Exhibit 10.19

March 9, 2015

Brian Young

XXXXX

XXXXX

Dear Brian

On behalf of GSI Group Corporation ("GSI") and our Board of Directors, I am pleased to extend this offer to you to join GSI as Vice President, Human Resources, reporting directly to me. In this position, you will be based in our corporate headquarters in Bedford, Massachusetts, and you will have responsibility for our global HR team, located in GSI facilities around the world. I believe you are an exceptional fit for this role, and I would be very pleased to have you join the senior executive team at GSI.

In this role, you will be paid a base salary of $240,000 per year, payable on a bi-weekly basis. Your base salary will be reviewed on an annual basis. In addition to your base salary, you will participate in the company's Senior Management Incentive Plan (SMIP), with a bonus target of 45% of base salary. The SMIP bonus plan operates and pays out based on six-month cycles. For the 2015, you will be eligible for a full bonus payout, without pro-ration for the First Half 2015. You would be obviously also be fully eligibly for the Second Half 2015 bonus. The 2015 SMIP bonus payments for functional leaders are weighted such that 60% of the payout is based on GSI's attainment of target levels of Adjusted EBIIDA. The other 40% is based on your attainment of Individual Non-Financial Objectives, which we will work together to define. Your demonstrated leadership values, as well as your performance on any unplanned initiatives that arise, will also factor into the Individual Non-Financial portion of your bonus.

As a participant in the SMIP, you are also eligible for an annual equity grant. These grants occur in March of each year. Our annual equity grants currently take the form of Restricted Stock Units (RSU's) with three-year, time-based vesting (i.e. one third of the units vesting on each annual anniversary of the grant date). In the future, the form and terms and conditions of annual grants will be determined by the GSI Compensation Committee as part of the annual compensation planning process for senior executives in the company. Your future grants will be substantially the same as grants made to other senior executives during the same grant cycle.

At the time of your hire, you will also receive a 2015 RSU Grant valued at $100,000. At GSI, RSU's are formally granted on the first "15th calendar day" of the month that occurs after you join GSI. Assuming you start in early April, your RSU's would be granted on April15, 2015. The dollar amount will be converted to a specific number of RSU's based on the closing price of GSI shares on the date of grant. Going forward, beginning in March 2016, you will be eligible to receive additional equity grants each year as part of the normal SMIP compensation process. Based on your performance within the company, you will be considered for higher grant amounts from 2016 onward.

In recognition of your obligations to your former employer, the company will pay you a one-time sign-on bonus of $85,000, payable on the first regularly scheduled payroll date after your start date. If you voluntarily resign from GSI within the first twelve months of your employment, you will be required to repay 50% of your sign-on bonus ($42,500) to GSI.

As a regular, full-time employee of GSI, you will be eligible to participate in the company's full range of employee benefits, which currently include health, dental and vision plans, as well as insurance (life, accidental death and dismemberment, disability) and the 401(k) plan with a company match of 50% of employee contributions up to a limit of 6% (maximum match of 3%). As part of your benefits package you will be eligible for Paid Time Off (vacation and personal time, or PTO). You will be eligible for the Standard GSI PTO policy which is 15 paid days, plus an incremental 5 days. Your PTO will an accrued benefit and accrued balances will be paid out upon termination of employment. Your PTO may be taken at your discretion, with prior approval of the CEO, in accordance with the needs of the business. In addition to your PTO, in the USA, the Company observes eleven (11) paid holidays per year, plus one floating holiday, which you may take at your discretion. Should you have any questions regarding the benefits programs, please do not hesitate to contact Margaret Dondero, Benefits Manager, who can be reached at (781)266-5819.

If your employment with GSI is involuntarily terminated by the company, other than for Cause, you will be eligible for a severance benefit in the amount of twelve (12) months of base salary, payable over twelve (12) months in accordance with the company's customary payroll practices. The severance benefits described above are conditioned upon your execution and non-revocation of (and the expiration of any applicable revocation period related to) a release in the company's customary form within (60) days of the termination date. If that sixty (60) day period spans two calendar years, severance payments will not begin until the later year. This severance provision shall remain in effect in the event of change of control of GSI Inc., (change of ownership of more than 50% of the outstanding share of the company).

For purposes of this agreement, involuntary termination by the company, other than for Cause, shall Include: 1) a reduction in your base salary of more than 10% and/or a reduction in your bonus target of more than 10%, or 2) a requirement by the company for you to move your working location more than 50 miles from GSI's current headquarters at 125 Middlesex Turnpike, Bedford, Massachusetts.

For purposes of your employment with GSI, in connection with an involuntary termination, the term "Cause" shall mean 1) your willful failure to substantially perform the duties of your role, other  than such failure resulting from your Disability; 2) your willful failure to carry out or comply with any lawful and reasonable directive from your direct supervisor; 3) your commission of any act or omissions that results in, or may reasonably be expected to result in a conviction, plea of no contest, or imposition of unadjudicated probation for any felony or crime  involving moral turpitude; or 4) your unlawful use or possession of illegal drugs on the company's premises or while performing the executive's duties and responsibilities under this agreement.

All payments and benefits provided to you under this offer letter are intended to be exempt from or comply with section 409A of the Internal Revenue Code (so that the penalty taxes under Section 409A do not apply to you) and, if applicable, the payment of your severance payments will be delayed to the extent necessary to avoid the penalty taxes under Section 409A. In order to satisfy Section 409A requirements, the severance payments under this offer letter will only be made when your termination of employment is a separation from service under Section 409A and each salary continuation severance payment will be treated as a separate payment.

This offer is contingent on your passing of a standard background check as well as your ability to satisfy the requirements of the Immigration Reform and Control Act of 1986,as well as the absence of any non-compete or other agreement, which would limit your ability to perform your duties in this assignment. In order to receive your initial equity grant, and as a condition of employment, you will be required to sign an Invention Assignment, a Non-disclosure Agreement, a Non-compete Agreement, the Company's Code of Ethics and the company's Foreign Corrupt Practices Act Policy. You can find a copy of the Code of Ethics and Business Conduct at www.GSIG.com/about or you may obtain a written copy from the undersigned or any Human Resources representative.

Your employment with GSI will be at-will and not for any definite term or duration. Either you or GSI may terminate such employment at any time. Per the company's by-laws, which will be provided to you, as an officer of the company, you will receive indemnification from certain liabilities that may arise in connection with your duties, as well as payment by the company of your associated attorney's fees.

This offer is valid until the close of business on Friday, March 13, 2015.

Brian, I am excited to have you join the senior team at GSI. I believe you will make a substantial impact on the success of the company. You will have the opportunity to play a major role in shaping the future of GSI and in building a culture of excellence. Please let me know if you have any questions with respect to this offer. We anticipate that your start date will be on or about April 1, 2015, or other mutually agreeable date. You may indicate your acceptance of the offer by signing in the space provided, and indicating your intended Start Date with GSI.

Sincerely,

/s/ John A. Roush
John A. Roush
Chief Executive Officer

/s/ Brian Young	March 9, 2015
Acceptance Signature – Brian Young	Date of Acceptance

April 6, 2015
Start Date